Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree to jointly prepare and file with regulatory authorities this Amendment No.9 to Schedule 13D and any future amendments thereto reporting each of the undersigned’s ownership of securities of Globus Maritime Limited, and hereby affirm that such Amendment No.9 to Schedule 13D is being filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

March 26, 2026
(Date)

/s/ Georgios Feidakis
Georgios Feidakis

FIRMENT SHIPPING INC.

By:	/s/ Marios Lazarou
Name: Marios Lazarou
Title: Sole Director, President, Secretary and Treasurer